Exhibit 99.1

ADESA, Inc. Appoints George Lawrence Executive Vice President, General Counsel and Secretary

CARMEL, Ind. – September 14, 2004 - ADESA, Inc. (NYSE: “KAR”), announced today that it has named George Lawrence to the position of Executive Vice President, General Counsel and Secretary. Lawrence’s appointment with ADESA, Inc. took effect on Sept. 13.

Lawrence was most recently Vice President and General Counsel-Americas at Thomson (NYSE:TMS) where he managed the legal function for North and South America and played a leadership role in the company’s acquisition of Technicolor, Grass Valley, Recoton, Gyration and the formation of the TTE Joint Venture with TCL International, a world leader in the manufacture and distribution of televisions. Lawrence was a key member of the management team which negotiated strategic partnerships with Microsoft and DirecTV in 1998 and took Thomson public in 1999. He previously held senior legal positions at OHM, United Dominion Industries, Stone & Webster and Omni Hotels Corp.  Lawrence is a graduate of the University of Notre Dame (B.A. in Economics) and the George Washington University National Law Center (Juris Doctor).

“I am excited to join the ADESA, Inc. management team as the company commences its next growth stage as a stand-alone, publicly listed company,” Lawrence said. “I am pleased to have the opportunity to utilize my experience in mergers and acquisitions, SEC compliance and litigation management to assist ADESA in achieving its growth plans and overall value for all stakeholders.”   He will report to David Gartzke, Chairman, President and CEO of ADESA, Inc.

“I’m pleased to welcome George to the senior management team of ADESA, Inc.,” Gartzke said. “His leadership abilities within corporate law and the experiences he has gained working for a publicly held, global consumer electronics leader will transition well with ADESA, Inc.’s plans for growth.”

ADESA, Inc., (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and the largest provider of used vehicle dealer floorplan financing is located in Carmel, Ind.  In addition to the company’s 53 used vehicle auctions, its holdings also include 28 Impact salvage vehicle auctions and 81 AFC loan production offices across North America.  For more information about ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.